Exhibit 10.1
SHARE PURCHASE AND INVESTMENT AGREEMENT
THIS SHARE PURCHASE AND INVESTMENT AGREEMENT (the “Agreement”) is entered into as of the 2nd day of June, 2009, by and among Kiryat Anavim — Silicon Technologies Ltd., an Israeli private company (company no. 51-314636-5) (the “Company” or “KAST”) of the first part, TopSpin Medical (Israel) Ltd., an Israeli company (no. 51-2836065) (“TopSpin”) of the second part, Anavid Insulation Products Kiryat Anavim Agricultural Cooperative Ltd., an Israeli Agricultural Cooperative (Cooperative no. 57-003929-7) (“Anavid”), of the third part and Ahzakot Upituach Qiryat Anavim Agudah Shitufit Haklait Ltd., an Israeli Agricultural Cooperative (cooperative no. 57-003914-9) (“Ahzakot Upituach” or “Ahzakot”) of the fourth part (the Company, TopSpin, Anavid and Ahzakot Upituach shall each be referred to hereinafter as a “Party”, and collectively as the “Parties”).
RECITALS:

WHEREAS	Anavid is the controlling shareholder of the Company; and

WHEREAS	Anavid is 99% owned by Ahzakot; and

WHEREAS	Anavid has determined that it desires to sell all of its holdings in the Company; and

WHEREAS	TopSpin has agreed to purchase all of Anavid’s holdings in the Company and Anavid has agreed to sell all of its holdings in the Company to TopSpin, all upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.	Definitions
In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1:
1.1.
“Affiliate” shall mean with respect to any Person at any given time (i) a Person directly or indirectly controlling, controlled by or under common control with, such Person; or (ii) a Person owning 50% (fifty percent) or more of the outstanding voting securities of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

1.2.
“Agreement” shall mean this Share Purchase and Investment Agreement, including all annexes, exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time;

1.3.	“Anavid Loan” shall mean the loans made by Anavid and/or Ahzakot Upituach to the Company prior to the date hereof, the details of which are set forth on Schedule 1.3 hereto;
1.4.
“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national, state, municipal or local;

1.5.	“Business Day” shall mean a day (other than Friday or Saturday) on which banks generally are open for business in Israel;
1.6.	“Closing” shall mean the consummation of the transactions contemplated in this Agreement as set forth in Sections 3 and 9;
1.7.	“Closing Date” shall mean the date upon which the Closing occurs;
1.8.	“Companies Law” shall mean the Israel Companies Law — 1999 and the rules and regulations thereunder as amended from time to time;
1.9.
“Contracts” shall mean all agreements, contracts, obligations, promises, undertakings, commitments of any nature whatsoever, express or implied, whether oral or written, and all amendments thereto, entered into by or binding upon the Company or to which any of its properties may be subject, including warranties, guaranties, indentures, bonds, options, leases, subleases, easements, loan agreements, mortgages, employee benefit or welfare plans, collective bargaining agreements, licenses, purchase orders, sales orders;

1.10.	“Covenanter” shall mean Anavid and Ahzakot Upituach jointly and severally;
1.11.	“Dollars” shall denote the lawful currency of the United States of America. “US $”, “USD”, “$”, “dollars”, “US Dollars”, “US dollars”, “U.S. Dollars” shall likewise be construed;
1.12.
“Founders Agreement” shall mean that certain founders agreement, dated November 22, 2001 between Kiryat Anavim Assets Holding Company Ltd. and Wolfson which, inter alia, sets forth certain mutual rights and obligations towards each other as shareholders in the Company and describes certain services to be provided by Wolfson to the Company;

1.13.
“Initial Balance” shall mean the outstanding balance of the Anavid Loan, including principal and any linkage and interest accrued thereon as at the Closing, as detailed on Schedule 1.3, which is accurate as of the date hereof and will be updated at Closing;

1.14.	“The Kibbutz” shall mean Kibbutz Kiryat Anavim (Kiryat Anavim — Kvutzat Poalim Lehityashvut Shitufit Ltd., Cooperative no. 57-000034-9);
1.15.
“Law” shall mean any applicable law, statute, regulation, treaty, ordinance, rule, requirement, official directive, announcement or other binding action or requirement of an Authority, including environmental laws;

1.16.
“Lien or Other Encumbrance” shall mean any lien, pledge (whether fixed or floating), mortgage, hypothecation, attachment, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, deed, deposit arrangement, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever, or any obligation, whether written or oral (including any conditional obligation) to create any of the same;

1.17.
“Licensor” shall mean any Person (including, for the purpose of this term, any Authority), who grants permission to perform a certain act, conduct a particular business or occupation, operate machinery or vehicles, use property for a certain purpose or grant a right for use of intellectual property for a particular purpose(s);

1.18.	“Management Shares” shall mean the management shares (manayot hanhala) of the Company, nominal value of NIS 1.00 per share;
1.19.
“Material Adverse Change” or “Material Adverse Effect” or other similar phrases shall mean any matter which would have a material adverse effect on a party’s financial condition, results of operations, assets, liabilities, business, operations, prospects, without giving effect to the consequences of the transactions contemplated by this Agreement or ability to consummate the transactions contemplated hereby. The Company will be deemed to have a Material Adverse Change if the Company’s financial position, results of operations, assets, liabilities or prospects are not at least favorable as determinable by the Company’s financial statements for the period ending December 31, 2007, which determination may be made at any time prior to the Closing;

1.20.	“NIS” shall mean New Israeli Shekels;
1.21.	“Order” shall mean any decree, decision, order, judgment, writ, award, injunction, rule or consent of or by an Authority;
1.22.	“Ordinary Shares” shall mean the ownership shares (manayot baalut) of the Company, nominal value of NIS 1.00 per share;
1.23.	“Organizational Documents” shall mean the certificate of incorporation, Memorandum of Association, Articles of Association, by-laws or other governing or charter documents of any Person;
1.24.	“Payment CPI” shall mean the CPI on the date of payment;
1.25.
“Person” shall mean any entity, corporation, company, cooperative society, association, limited liability company, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator;

1.26.
“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Authority or mediator;

1.27.	“Recitals” shall mean the recitals to this Agreement;
1.28.	“Sale Shares” shall have the meaning ascribed thereto in Section 3.1 below;
1.29.	“Shareholders Agreement” shall mean that certain Shareholders Agreement to be entered into between TopSpin and Wolfson upon the Closing substantially in the form of Schedule 1.29 hereto;

1.30.
“Taxes” shall mean any and all present or future taxes, duties, tariffs, levies, imposts, deductions, charges or withholdings levied or imposed by any Authority or Law, including without limitation all income, value added, franchise, property, social security, health, land, betterment, capital gains, production, sales, use, payroll, license, windfall profits, withholding, excise, stamp, gross receipts and other taxes, and any and all liabilities with respect to the foregoing, including any indexation, interest, penalties and all other like governmental charges;

1.31.	“VAT” shall mean value added tax or any tax replacing the same;
1.32.	“Warrant” shall mean the warrant to be issued by the Company to Ahzakot at the Closing as set forth in Section 3 of this Agreement;
1.33.	“Warrant Shares” shall mean the Ordinary Shares issuable upon exercise of the Warrant; and
1.34.	“Wolfson” shall mean Yehoshua (Shuki) Wolfson, whose Israeli identity number is 05040983-8.
2.	Interpretation
2.1.
The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

2.2.	The Recitals, annexes, appendices, exhibits and schedules to this Agreement are an integral part hereof and are expressly incorporated herein by reference.
2.3.
Unless the context otherwise requires, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to that provision or that document as in force for the time being and as amended, supplemented, modified or replaced in accordance with the terms thereof; words importing the plural shall include the singular and vice versa; “including” and “includes” means including, without limiting the generality of any description preceding such terms; the use of any gender shall be applicable to both genders; and references to a law or to a specific section thereof shall be construed as a reference to such law, including any rules or regulations promulgated thereunder, or section, as the same may have been, or may from time to time be, amended, succeeded or re-enacted.

3.	The Transactions
3.1.
At the Closing, Anavid shall sell to TopSpin, and TopSpin shall purchase from Anavid, all of Anavid’s shareholdings in the Company comprising: (i) 89 (eighty nine), Ordinary Shares and (ii) 1,610,000 (one million, six hundred and ten thousand) Management Shares (together, the “Sale Shares”) which Sale Shares shall be free and clear of any Lien or other Encumbrance.

3.1.1.
In consideration for the Sale Shares TopSpin shall pay Anavid $10,000 (ten thousand US dollars) (the “Cash Amount”) and, as per Anavid’s instruction and consent, the Company shall issue a warrant to Ahzakot Upituach for the purchase of up to 35 (thirty five) Ordinary Shares, substantially in the form of Schedule 3.1.1 hereto (the “Warrant”). Anavid will hold the Company, TopSpin, their directors, officers and shareholders and their respective successors and assigns, harmless from any and all claims and/or liabilities in connection with Anavid’s instruction to issue the Warrant to Ahzakot Upituach, and not to Anavid.

3.1.2.
The payment of the Cash Amount shall be effected upon the Closing, through the execution of a wire transfer, in immediately available funds, to Anavid’s account, details of which shall be specified in writing and delivered to TopSpin by Anavid at least two (2) Business Days prior to the Closing. Payment of the Cash Amount may be made in US dollars or in NIS, in TopSpin’s sole discretion. If payment is made in NIS, the sum will be calculated according to the US dollar/NIS exchange rate published by the Bank of Israel on the date of this Agreement (and if no US dollar/NIS exchange rate is published by the Bank of Israel on such date, then the first US dollar/NIS exchange rate published by the Bank of Israel thereafter).

3.1.3.	The issue of the Warrant shall be effected upon the Closing.
3.1.4.
Anavid and Ahzakot Upituach hereby acknowledge and agree that, notwithstanding anything to the contrary contained in, or concerning, the Warrant, and in addition to the other terms and conditions set forth in the Warrant, the Warrant will become exercisable upon the occurrence at any time of any of the events listed in Section 2 (i), (ii) or (iii) of the Warrant, or else only: (a) following the third (3rd) anniversary of the Closing Date, and (b) upon Ahzakot Upituach becoming a party to the Shareholders Agreement, as may be amended from time to time, provided however that no such amendment to the Shareholders Agreement, or an amendment to the Company’s Articles of Association, shall be made without Ahzakot’s prior written consent if such amendment specifically avoids or seeks to avoid the observance or performance of any of the terms to be observed or performed hereunder, or specifically impairs the economic interest of Ahzakot under the terms of the Warrant, the Shareholders Agreement and/or the Company’s Articles of Association, provided however that Ahzakot hereby agrees that any amendment to the Shareholders Agreement or to the Company’s Articles of Association will not be deemed to breach the foregoing as long as (i) any derogation from Ahzakot’s rights as shareholder or impairment of the economic interest of Ahzakot that is made pari passu with the rights of the other holders of Ordinary Shares (it being understood that the increase of the share capital of the Company, the issuance of additional Ordinary Shares, or the issuance of shares or other securities of other classes having the same or preferred rights, shall all be deemed, to the extent they have been performed in accordance with the provisions of Section 11.3 of this Agreement, to be a change that is made pari passu with the rights of the other holders of Ordinary Shares), or (ii) the amendment is made pursuant to the terms and conditions of a financing transaction in which the lead investor (together with its Affiliates) is an arms length, bona fide, non-Affiliate of TopSpin. For the removal of doubt, nothing in (ii) shall prevent a shareholder of the Company from participating in such financing.

4.	Representation and Warranties in respect of the Company
Anavid represents and warrants to TopSpin as of the date hereof, and acknowledges that TopSpin is entering into this Agreement in reliance thereon, as follows with respect to the Company, provided that all such representations and warranties are subject to the provisions of Section 4.26 below:
4.1.	Corporate Structure. Schedule 4.1 sets forth a true and accurate schematic representation of the Company, its shareholders and their respective shareholders and Affiliates.
4.2.	Organization. The Company is a private company duly incorporated on September 6, 2001, and validly existing under the laws of the State of Israel.
4.3.
Corporate Power and Authority; Standing. The Company has all requisite power and authority (corporate and other) to own and operate its properties and assets, perform all its obligations under all Contracts, and to carry on its business as presently conducted and as proposed to be conducted. No action has been taken or been omitted from being taken which could reasonably be expected to preclude or prevent the Company from conducting its business after the Closing as presently conducted and as proposed to be conducted. Attached hereto as Schedule 4.3 are true, correct and complete copies of the Company’s Organizational Documents as in effect on the date hereof, and all resolutions adopted by the Company’s board of directors and/or shareholders since its inception amending the Company’s Organizational Documents. The Company is duly qualified to do business in Israel and does not do business in any other jurisdiction.

4.4.	Authorization.
4.4.1.
The Company has all requisite power, authority (corporate and other) and capabilities to execute and deliver this Agreement and all arrangements contemplated herein and to consummate the transactions contemplated hereby.

4.4.2.
The execution and delivery by the Company of this Agreement and all documents ancillary hereto have been duly authorized by all requisite corporate action. This Agreement, and obligations entered into and undertaken in connection with the transactions contemplated hereby, constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.

4.4.3.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both,

4.4.3.1.	violate the provisions of any Law applicable to the Company;
4.4.3.2.	violate the provisions of the Organizational Documents of the Company;

4.4.3.3.	violate any Order;
4.4.3.4.	create any Lien or Other Encumbrance or third party right upon any assets of the Company;
4.4.3.5.
create grounds for the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets, including the letter of approval (ktav ishur) of the Investment Center (Merkaz Ha’hashkaot), dated April 14, 2002 as amended; or

4.4.3.6.	violate, conflict with or constitute a default under any Contract.
4.5.
Consents. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any Authority or any other Person, whether under Law, Contract or otherwise, is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby. Schedule 4.5 sets forth a complete and accurate list of any and all consents, approvals, orders, licenses, permits, actions, authorizations, designations, declarations, or filings that the Company has or is required to obtain or to make in connection with the valid execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby.

4.6.
Conflicting Agreements. The Company is not, as a result of the nature of the business conducted or proposed to be conducted by the Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any Contract, including, for the removal of doubt, any covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation, which may materially contravene, conflict with, or result in a material violation or breach of, or give the Company or any other person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, or (iii) any Order to which the Company or any of its property is subject. The Company will not be, as a result of the execution and delivery of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby, in violation of any fiduciary or confidential relationship or any term of any Contract, including, for the removal of doubt, any covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation, or any Order to which the Company or any of its property is subject.

4.7.	Capitalization.
4.7.1.	On the date hereof and on the Closing Date:
4.7.1.1.	The registered share capital of the Company consists of NIS 1,610,100, divided into 100 Ordinary Shares and 1,610,000 Management Shares.
4.7.1.2.
The issued and outstanding share capital of the Company consists of 100 Ordinary Shares and 1,610,000 Management Shares, all of which have been duly registered and validly issued and are fully paid up and non-assessable.

4.7.2.	Except for the Warrant:
4.7.2.1.
There are no rights, options, warrants, or other commitments, written or oral, to purchase or acquire any equity securities of the Company, and there are no securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for equity securities of the Company.

4.7.2.2.
The Company has not adopted or approved any plan for the benefit of its officers, employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any equity securities of the Company or any other securities convertible into, exercisable or exchangeable for or evidencing the right to subscribe for any such securities.

4.7.2.3.
Neither the Company nor its current shareholders are a party or subject to any agreement or understanding, written or oral, and there is no agreement or understanding, written or oral, between any third parties, that affects or relates to the securities of the Company, except for the Founders Agreement.

4.8.	Board of Directors.
4.8.1.
The board of directors of the Company consists of Mr. Tsvika Tsur, who is the chairman of the board, and two (2) additional board members, whose names are set forth in the Company’s shareholders resolution confirmed as being duly adopted and binding on the Company by the Company’s legal counsel, attached as Schedule 4.8.1 hereto.

4.8.2.
Other than as set forth herein and in Schedule 4.8.2, neither the Company nor its shareholders are a party to any agreement, obligation or commitment, written or oral, with respect to the number of its directors, the composition of its board of directors or the election of any individual or individuals to its board of directors.

4.8.3.	The board of directors of the Company has no committees.

4.9.
Company Registries and Minute Books. The Company delivered to TopSpin, prior to the signing hereof, accurate and complete copies of all corporate, shareholder, director or other records and registries required by Law that the Company maintains, and all minute books, resolutions and summaries that are in the Company’s possession in respect of meetings of directors and shareholders of the Company since the time of its incorporation and such are attached hereto as Schedule 4.9. Nothing in this Section 4.9 shall derogate from Section 4.26 below. Attached hereto as Schedule 4.9 are true and accurate copies of the shareholders and directors registries of the Company, both of which are correct as of the date of this Agreement.

4.10.	Subsidiaries. The Company has no subsidiaries and does not own, control or participate in, directly or indirectly, any interest in any legal entity or contractual joint venture.
4.11.
Compliance. The Company is not in violation or default of any provision of its Organizational Documents or any Order to which it or any of its property is subject, and is not in violation or default of any material provision of any license or permit to which it is a party or which has been issued to the Company or, of any provision of Law applicable to the Company, its assets or its business. The Company has not received any notice from any Authority claiming that the Company is in violation of or otherwise not in compliance with any of the aforementioned.

4.12.
Licenses and Permits. Except for the certificates, authorizations, licenses and permits (the “Licenses and Permits”) held by the Company as of the date hereof, as listed on Schedule 4.12, no other License or Permit is material to or necessary for the conduct of the Company’s business as conducted during the twelve (12) month period prior to the date hereof, as presently conducted or as proposed to be conducted. Each License and Permit held by the Company as of the date hereof is in full force and effect. The Company is now and has at all times in the past been in all material respects in full compliance with each License and Permit held by the Company and no violations are or have in the last three (3) years been recorded by any Authority and/or Licensor in respect thereof. No Proceeding is pending or, to the knowledge of the Company or Anavid, threatened, to revoke, amend or limit any License or Permit held by the Company as of the date hereof. Without limiting the generality of the foregoing, the land on which, and structures where, the offices and factory of the Company are located are zoned for industrial use and may be used for the purposes for which they are presently used. Anavid shall reimburse the Company for any cost and/or expense in relation to the issue or renewal of a business license (‘rishyon esek’) in the Company’s name for the operation of the Company in its existing factory (and the issue of any documentation required for that purpose), if the aggregate costs and expenses shall exceed US $10,000.

4.13.	Financial Statements.
4.13.1.
True, accurate and complete copies of the Company’s audited financial statements for the years ended December 31, 2003, 2004 and 2005, December 31, 2006 and December 31, 2007 (the “2007 Financial Statements”) and a trial balance, and a draft of the cash flow statements for the year ended December 31, 2008 (the “2008 Financial Statements”) (the 2007 Financial Statements and the 2008 Financial Statements, together, the “Financial Statements”) have been provided to TopSpin prior to date hereof and are attached as Schedule 4.13.1 hereto.

4.13.2.
The Financial Statements have been prepared in accordance with Israeli generally accepted accounting principles, applied in a consistent manner as in previous years (other than as may be otherwise indicated in the notes to the Financial Statements), and accurately present the financial position of the Company at such dates and the results of its operations for the periods then ended. The Financial Statements are true and correct in all material respects, were not affected by any extraordinary, exceptional or nonrecurring item and comply with the requirements of all applicable Laws. Without derogating from the generality of the foregoing, at such dates the Company did not have any material liabilities, contingent or otherwise, and did not provide guarantees or indemnities to any Person, except as and to the extent reflected in the Financial Statements. There has been no significant change in the Company’s accounting policies during or following the periods covered by the Financial Statements except as described in the notes to the Financial Statements.

4.13.3.
Except to the extent reflected and reserved against either in the Financial Statements, or in Schedule 4.13.3 hereto, which will be reappended hereto, in updated form, by Anavid at Closing (it being understood that, as a condition to Closing, any disclosures made in such updated Schedule that reflect a material adverse change to the Company’s financial situation, relative to its financial situation as disclosed to TopSpin up until the date of this Agreement must be acceptable to TopSpin, in its sole and absolute discretion), the Company does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the financial condition of the assets, properties, business or operation results of the Company.

4.14.	Taxes.
4.14.1.
The Company has accurately prepared and timely filed all Tax returns, reports, elections, and information statements (“Returns”) required to be filed by it, which Returns are true, correct and complete in all material respects, and has paid all Taxes, whether or not disputed, required to be paid as shown on such Returns. No deficiency assessment or proposed adjustment for any Tax is pending or has been threatened and the Company and Anavid have no knowledge of any proposed liability for any Tax to be imposed. The Returns were audited and approved by the Israeli tax authorities for the years through 2002. Returns for years which have not been audited and approved by the Israeli tax authorities are attached hereto as Schedule 4.14.1.

4.14.2.
The Company has withheld all Taxes, has deposited such amounts, and made all such payments (including on account of amounts withheld) to all Tax Authorities, as required pursuant to Law (whether disputed or not), including, to the Israeli National Insurance Institute in respect of wages, salaries and other payments to employees, officers and directors, in respect of advances or prepayments on account of undeducted and/or non-deductible expenses, and regarding Taxes required to be withheld from any Person. Any and all amounts that would be properly attributable to the Company in respect of advances or prepayments on account of undeducted and/or non-deductible expenses have been made by the Company and recorded in the Company’s files by the relevant Tax Authorities.

4.14.3.
The Tax affairs of the Company have never been subject to any investigation or enquiry by any Tax Authority (other than routine questions or normal field tax audits), and no Tax Authority has indicated that it intends to investigate the Company. There are no circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Tax Authority in relation to the Company’s liability or accountability for Tax under currently enacted statutes and regulations, any claim made by it, any relief, deduction, or allowance afforded to the Company, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation relating to Tax.

4.14.4.	All Taxes due and payable by the Company have been fully and timely paid. The Company is not currently liable for any Tax other than ordinary periodic payments of withholding tax and VAT.
4.14.5.
No Indebtedness. Other than the Anavid Loan and as set forth on Schedule 4.14.5 hereto, the Company is not party to any loan, credit or similar agreements. As of the Closing, the Company has discharged, paid or otherwise finally settled any and all financial indebtedness owing by the Company to Wolfson.

4.14.6.
Except as disclosed on Schedule 4.14.6, the Company (i) has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person, (ii) does not have any outstanding, including post-dated, checks, promissory notes or money orders (the “Company Checks”), which have been issued by or on behalf of the Company (including Company Checks provided to guarantee payment) and which are not reflected in the 2008 Financial Statements, and (iii) has not transferred, assigned and/or deposited, to or with any third party (the “Receiving Party”), any checks, promissory notes or money orders received by the Company from another third party, including for the purposes of covering current and/or future liabilities of the Company to such Receiving Party and/or for the purposes of guaranteeing payment by the Company to such Receiving Party and/or in order to receive funds from such Receiving Party. The Company has sufficient cash in its bank accounts to cover all such Company Checks.

4.15.
Since December 31, 2008, the Company has not made or resolved to make any distributions (as such term is defined in the Companies Law) or any other payments and/or repayments to Anavid, its shareholders and/or Affiliates and/or Ahzakot Upituach (including in respect of the Anavid Loan) other than payments for services rendered to the Company in the ordinary course of its business in the same amounts charged prior to the date hereof. Since December 31, 2008, the Company did not make or did not resolve to make any distributions (as such term is defined in the Companies Law) and no payments and/or repayments (including on account of any distributions) to Anavid, its shareholders and/or Affiliates and/or Ahzakot Upituach (including in respect of the Anavid Loan) were made by the Company other than as reflected on Schedule 4.15 hereto.

4.16.	Tangible Property and Assets.
4.16.1.
Schedule 4.16.1 hereto includes an accurate and complete list of all tangible property and assets owned or leased by the Company which are material to its business (the “Tangible Property”), specifically stating, for each such item of tangible property, whether it is owned or leased by the Company.

4.16.2.	Except as set forth in Schedule 4.16.2 hereto:
4.16.2.1.
All Tangible Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business, and normal maintenance has been consistently performed with respect to all Tangible Property.

4.16.2.2.	All items of Tangible Property owned by the Company are free and clear of all Liens and Other Encumbrances.
4.16.2.3.
With respect to all items of Tangible Property leased by the Company, the Company is in compliance with such leases and, the Company holds a valid leasehold interest therein free and clear of all Liens and Other Encumbrances.

4.16.3.
The Company has the right to use all Tangible Property to the full extent required for the purposes of the business of the Company as presently conducted and as proposed to be conducted, without any limitation whatsoever.

4.17.	Intellectual Property.
4.17.1.	In this Agreement, “Intellectual Property” shall mean all intangible, proprietary and intellectual property and rights, including:
4.17.1.1.	patents, trademarks, service marks, trade names and copyrights, moral rights, and applications, extensions, licenses and rights with respect to the foregoing;
4.17.1.2.
goodwill and reputation, trade secrets, know-how, inventions, designs, processes, works of authorship, computer programs, domain names, logos and technical data and rights with respect to the foregoing; and

4.17.1.3.
information used by the Company in connection with its business, including, without limitation, data and databases, distributor lists, supplier lists, customer lists, manufacturing information and methods, and processes (“Business Information”).

4.17.2.
There is no Intellectual Property owned by the Company, with the exception of registered trademarks no. 182879 and 182880 (registered in the Israeli Registrar of Designs, Patents and Trademarks), Business Information, goodwill and reputation, and know-how received from Wolfson, to the extent so received.

4.17.3.	There are no items of Intellectual Property licensed by the Company, nor has the Company needed such licenses for the purpose of the business of the Company as currently conducted.
4.17.4.	To the best knowledge of the Company and Anavid, after due inquiry, there is no third party violating any of the Company’s Intellectual Property.
4.17.5.
To the best knowledge of the Company and Anavid, after due inquiry, in the conduct of the business of the Company as currently conducted and as proposed to be conducted, the Company has not violated and will not violate any third party Intellectual Property. Neither the Company nor Anavid have received any communications alleging, nor are any of them aware of any basis for such allegations, that the Company has violated or is about to violate any third party Intellectual Property.

4.17.6.
The Company and Anavid do not believe that for the purpose of the business of the Company as currently conducted and as proposed to be conducted, it is or may become necessary to utilize any third party Intellectual Property not currently licensed by the Company.

4.17.7.
Any and all Intellectual Property, except for Intellectual Property received from Wolfson, which has been developed or is currently being developed by the Company (without derogating from the representation contained in Section 4.17.2 above), including, without limitation, by any employee or consultant of the Company or by any other third party retained by the Company for this purpose, which, if at all:

4.17.7.1.	has been developed or is currently being developed with the use of any of the Company’s equipment, supplies, facilities or trade secret information; or
4.17.7.2.	results, directly or indirectly, from any work performed by employees or consultants of the Company or by any other third parties retained by the Company, is to the best knowledge of the Company and Anavid, and will, to the best knowledge of the Company and Anavid, remain the sole and exclusive property of the Company.
The Company has not granted to any of its employees, consultants or any third party any proprietary rights in or to any Intellectual Property.
4.17.8.
Subject to the provisions of Section 4.20.3 below, the Company has taken security measures which it deemed necessary to protect the secrecy, confidentiality and value of all its Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Without derogating from the above, the Intellectual Property was not presented to any third party without such third party undertaking customary written confidentiality restrictions and restrictions as to use.

4.18.	Contracts.
4.18.1.
Schedule 4.18.1 includes a true and complete list and description of all material Contracts (the “Company Contracts”). True and correct copies of all Company Contracts that are in writing have been delivered to TopSpin prior to the date hereof and are attached hereto in Schedule 4.18.1. and if such Contracts are not in writing then true and correct descriptions of all of the material terms of such Contracts have been provided to TopSpin in writing prior to the date hereof and are attached hereto in Schedule 4.18.1.

4.18.2.
Each Company Contract is a valid and binding agreement of the Company, enforceable by or against the Company in accordance with its terms, and the Company and Anavid do not have any knowledge that any Company Contract is not a valid and binding agreement of the other parties thereto.

4.18.3.
The Company is in compliance in all material respects with the provisions of the Company Contracts and the Company and Anavid have no reason to believe that it will not be able to fulfill fully and in a timely manner all of its obligations under the Company Contracts.

4.18.4.
The Company and Anavid have not received notice that the Company is in breach of or default under any Company Contract, and no event has occurred which with the passage of time, the giving of notice or otherwise would constitute such a breach or default, or would result in a loss of rights by the Company or in the creation of any Lien or Other Encumbrance or other third party right in or to any of its assets.

4.18.5.
To the best knowledge of the Company and Anavid, after due inquiry, there is no existing breach or default by any other party to any Company Contract, and no event has occurred which with the passage of time, the giving of notice or otherwise would constitute a breach or default, which may materially contravene, conflict with, or result in a material violation or breach of, or give the Company or any other person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract.

4.18.6.	The Company is not restricted by any Company Contract from carrying on its business as presently conducted or as proposed to be conducted, anywhere in the world.
4.19.	Insurance.
4.19.1.
Full and accurate copies of all insurance policies of the Company since its incorporation (including expired policies) have been delivered to TopSpin. A list of such policies is included in Schedule 4.19.1 hereto. To the best of the Company and Anavid’s knowledge, after due inquiry, the Company’s existing insurance policies and the policies issued in previous periods provide sufficient coverage against such risks, casualties and contingencies and of such types and amounts as are reasonable and customary for the size and scope of the Company’s businesses as of its incorporation, as currently conducted and as proposed to be conducted, including but not limited to any act or omission of the Company up until the Closing.

4.19.2.
The Company has complied with all conditions of such policies and has not done or suffered anything to be done which has rendered or could be reasonably expected to render any polices of insurance taken out by it void or voidable or which could be reasonably expected to result in an increase in premiums.

4.19.3.
There is no claim outstanding under any of such policies, nor are there, to the best of the Company and Anavid’s knowledge, after due inquiry, any currently existing circumstances up to and through the Closing Date likely to give rise to such claim.

4.20.	Employee Relations.
4.20.1.
The Company is in compliance in all material respects with all relevant employment laws, regulations and collective agreements, and there are no arrears in the payment of wages, social security taxes, withholding taxes etc.

4.20.2.
Schedule 4.20.2 hereto sets forth a true, correct and complete (i) list of the current payroll of the Company, including salary, wage rates, the date of the start of employment, number of vacation days entitled to, number of accumulated vacation days, bonuses and benefit plans of each of the Company’s employees and details regarding such benefit plans and other material terms of employment, (ii) confirmation from the issuer of all pension and insurance plans or other arrangements for all current employees, (iii) copy of all employment agreements with current employees of the Company, and (iv) list of all payments made to the Kibbutz for services (which are also described on Schedule 4.20.2, rendered by Kibbutz members who have dedicated their business time to the provision of such services to the Company (the “Kibbutz Members”) as part of the current services agreement of the Company with the Kibbutz.

4.20.3.
The Company employees who had or are likely to have access to confidential or proprietary information of the Company have executed and delivered employment agreements including, inter alia, customary provisions regarding non-disclosure, non-competition and giving the Company full ownership of intellectual property rights. Notwithstanding the foregoing, Kibbutz members through whom the Kibbutz currently provides services to the Company and had or are likely to have access to confidential or proprietary information of the Company have not signed agreements which include, inter alia, customary provisions regarding non-disclosure, non-competition and giving the Company full ownership of intellectual property rights.

4.20.4.	No employer-employee relations exist or have ever existed between the Company and any of the members of the Kibbutz (including the Kibbutz Members) and/or the Kibbutz.
4.20.5.
All of the Company’s liabilities to existing or former employees (or beneficiaries thereof), in respect of the period prior to the Closing, , including, liabilities in respect of any payments, rights or benefits arising out of or related to employment relations, including salary, payments equivalent to salary, bonuses, leave pay and redemption of such, sick pay, recuperation pay (dmey havra’a), payments pursuant to Hours of Work and Rest Law, payments pursuant to Section 5 of the Wage Protection Law, advance notice pay, severance pay, compensation for holding back salary and/or severance pay and any other kind of compensation regarding employment relations and/or termination thereof, providence, pension, fringe benefits and social benefits, are fully paid and/or are fully funded and deposited in funds and/or covered by insurance policies and/or sufficient allowance was made therefor in the 2008 Financial Statements, other than liabilities with regard to current one-month salary or current reimbursable business expenses. All of the Company’s liabilities to existing or former consultants (or beneficiaries thereof), all in respect of the period prior to the Closing, are fully paid up, other than liabilities with regard to current one-month fees or current reimbursable business expenses.

4.20.6.
Any liability on account of severance pay that was, is or may be due to the Company’s employees and/or any other liability of the Company due to the termination of employer-employee relations, according to the Severance Pay Law 5723-1963 and/or any other agreement applicable to the Company, collective or other, and/or any employment agreement, is fully funded and/or deposited in funds and/or covered by insurance policies for the period up until the Closing. The Company is not aware of any circumstance whereby any employee might reasonably make a claim for compensation in respect of termination of employment, beyond any statutory severance pay to which such employee would be entitled, which, as aforesaid is fully funded up until the Closing.

4.20.7.	All of the Company’s liabilities to existing or former Kibbutz Members (or beneficiaries thereof) and/or to the Kibbutz (including in respect of the Kibbutz Members), are fully paid up.
4.20.8.	The Company has no liabilities to the Kibbutz with respect to services rendered through the Kibbutz Members or any other members of the Kibbutz.
4.21.
Governmental Benefits. Schedule 4.21 hereto includes a true and complete list and details of all grants, loans, tax relief or other benefits received by the Company from the government of the State of Israel or any agency thereof, or from any non-Israeli governmental or administrative agency or for which the Company has applied or received approval therefor. The Company is in compliance with all provisions, terms and conditions of such benefits, the failure of which would reasonably be expected to hinder the Company from receiving the grants, loans, tax relief or other benefits contemplated thereby. The Company has not received any notice relating to the revocation or modification of any such grants, loans, tax relief or other benefits contemplated thereby or of any Proceeding relating to any such revocation or modification.

4.22.
Litigation. No Proceeding is pending nor, to the Company’s and Anavid’s best knowledge, after due inquiry, threatened against the Company or any of the Company’s officers, directors or employees (in their capacity as such) or any of the Company’s assets, including, without limiting the generality of the foregoing, a Proceeding which adversely affects or challenges the legality, validity or enforceability of the execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby, nor are the Company and Anavid aware of any basis for the foregoing. There is no Proceeding initiated by the Company currently pending or that the Company intends to initiate. Without derogating from the generality of the foregoing, there are no pending, or, to the best knowledge of the Company and Anavid, after due inquiry, threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold or supplied by the Company and except as set forth in Schedule 4.22, there has never been any material defects in, failures to warn, or breaches of warranties or representations with respect to, any product manufactured, shipped, sold or delivered by the Company.

4.23.
No Broker. The Company has no contract, arrangement or understanding with any broker, finder or person acting in a similar capacity, with respect to the transactions contemplated by this Agreement and no such person or entity is or will be entitled to a finder’s fee or any other commission or other similar fee, directly or indirectly.

4.24.	No Material Adverse Effect. Since December 31, 2007, there has not been any Material Adverse Effect to the Company, other than as reflected in the Financial Statements.
4.25.
The Initial Balance. The outstanding balance of the Anavid Loan, including principal and any linkage and interest accrued thereon, as of the date hereof, is in the amount specified on Schedule 1.3 to this Agreement (such amount to be updated at Closing).

4.26.
Born Free. Material disagreements and/or disputes have arisen between the Company and its most material customer, Born Free Holding Ltd (“Born Free”), including in relation to sums which the Company claims are owing to it by Born Free, claims made by the Austrian mold supplier in connection with the mold supplied by it to the Company for the manufacture of the Born Free product and claims made by Born Free against the Company and its products (the “Born Free Situation”). The Born Free Situation could give rise to a Material Adverse Effect. Anavid has delivered to TopSpin details of the Born Free Situation and copies of correspondence between the Company and Born Free. TopSpin hereby confirms (and this will be deemed a representation and warranty delivered by TopSpin) that it is aware of the foregoing and of the Born Free Situation. If TopSpin shall reach any settlement with Born Free and/or the mold supplier, including for payment of any compensation or other benefit to Born Free and/or the mold supplier, then this will be at the expense of TopSpin and/or at the expense of the Company, but not Anavid or Ahzakot. Claims by Born Free against the Company and/or Anavid in respect of matters that do not relate to the manufacture and sale of bottle teats and valves and are therefore outside the ordinary course of business — such as the manufacture and sale of dies and other such circumstances — are not included in the Born Free Situation (in this clause: “Extraordinary Matters”). Resolution of Extraordinary Matters shall be by means of negotiations between TopSpin and Born Free, with any outcome that would involve payment (including, without limitation, payment in kind, set off, waiver of amounts due to the Company and other similar arrangement) being made to Born Free and/or the mold supplier in excess of 180,000 Euros being subject to Anavid’s prior written approval which shall not be unreasonably withheld, prior to Closing. If any payment is made to Born Free in respect of Extraordinary Matters prior to or after the Closing, then this shall be made by the Company, by such means as it may see fit (including all other forms of equity investments, shareholders loans and other types of personal liability), but such payments (i.e. any payments up to 180,000 Euros and, in addition, any payments in excess of 180,000 for which Anavid provided its prior consent) shall be deducted in full from amounts due to Anavid under Sections 11.5 — 11.7 below. If Born Free decides, prior to Closing, to terminate its relations with the Company, at no fault of TopSpin, then either Party may, within 15 days of becoming aware of such termination, cancel this Agreement, with neither Party having any claim against the other in this respect (but without releasing the parties from liability for a breach of this Agreement prior to the date of such termination). Without derogating from the above provisions in relation to Extraordinary Matters, the Parties agree that TopSpin shall have no claim, for indemnification or otherwise, against Anavid and/or Ahzakot in relation to the Born Free Situation, and shall not otherwise be entitled in connection with the Born Free Situation to reduce any payment under this Agreement.

4.27.
Disclosure. The information concerning the Company set forth in this Agreement and any document, statement or certificate furnished or to be furnished to TopSpin pursuant hereto by the Company or Anavid, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements and facts contained herein and therein not false and misleading. Copies of all documents heretofore or hereafter delivered or made available to the TopSpin pursuant to this Agreement were and will be complete and accurate copies of such documents. There is no document, fact or information, individually or in the aggregate, relating to the business, prospects, condition (financial or otherwise), affairs, operations, assets or properties of the Company that has not been delivered or disclosed to TopSpin in writing by the Company and which is reasonably necessary to enable TopSpin to make its investing decision.

5.	Representations of each of the Parties
Each of TopSpin, Anavid and Ahzakot Upituach hereby, severally and not jointly, represents, warrants and covenants to the other Parties that, as of the date hereof, and acknowledges that the other Parties hereto are entering into this Agreement in reliance thereon, as follows with respect to such Party:
5.1.	Authorization.
5.1.1.	Such Party is validly existing under the laws of the State of Israel.
5.1.2.
Such Party has all requisite power, authority (corporate and other) and financial capabilities to execute and deliver this Agreement and all arrangements contemplated herein and to consummate the transactions contemplated hereby.

5.1.3.
The execution and delivery by such Party of this Agreement have been duly authorized by all requisite corporate action. This Agreement, and obligations entered into and undertaken in connection with the transactions contemplated hereby, constitute the valid and legally binding obligations of such Party, enforceable against it in accordance with their respective terms.

5.1.4.
The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both,

5.1.4.1.	violate the provisions of any Law applicable to such Party;
5.1.4.2.	violate the provisions of the Organizational Documents of such Party; or
5.1.4.3.	violate any Order to which such Party or any of its property is subject.

5.1.5.
No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any Authority, Licensor or any other Person on the part of such Party is required in connection with the valid execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby.

5.2.	Conflicting Agreements. Such Party is not, nor will such Party be, as a result of the execution and delivery of this Agreement and the transactions contemplated hereby, in violation of:
5.2.1.	any fiduciary or confidential relationship; or
5.2.2.
any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation; or any other contract or agreement relating to or affecting the rights and obligations of such Party.

5.3.
Litigation. There is no Proceeding pending or, to the knowledge of such Party, threatened against such Party or any of their respective properties before or by any Authority, Licensor and/or any other Person which adversely affects or challenges the legality, validity or enforceability of the execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby.

6.	Representations and Warranties by Anavid
In addition to the representations and warranties made by Anavid in Section 4 and 5 above, Anavid hereby further represents and warrants to TopSpin and the Company as of the date hereof, and acknowledges that TopSpin and the Company are entering into this Agreement also in reliance thereon, as follows with respect to Anavid:
6.1.
Consent by Bank Leumi Le-Israel B.M. Attached in Schedule 6.1 hereto is a true and correct copy of a consent letter delivered to the Company by Bank Leumi Le-Israel B.M. (“Bank Leumi”) (the “Leumi Consent Letter”).

6.2.
No liens. The Sale Shares are fully paid up and non-assessable, are validly issued and outstanding and are not subject to any Liens or Other Encumbrances other than in favor of Bank Leumi, which Bank Leumi has irrevocably undertaken in writing, as reflected in its consent letter attached in Schedule 6.1, to remove immediately following Closing.

6.3.
Anavid hereby undertakes to refrain from any act or omission which would prevent Bank Leumi from complying with the Leumi Consent Letter, and undertakes to make sure that the Shares will be transferred at the Closing free and clear of any Lien or other Encumbrance.

6A.	Representations and Warranties by Ahzakot
Ahzakot hereby represents and warrants to TopSpin and the Company as of the date hereof, and acknowledges that TopSpin and the Company are entering into this Agreement also in reliance thereon, as follows:
The outstanding balance of the Anavid Loan, including principal and any linkage and interest accrued thereon, as of the date hereof, is in the amount specified on Schedule 1.3 to this Agreement (such amount to be updated at Closing).
7.	Survival of Representations and Warranties
Notwithstanding any right of TopSpin to investigate the affairs of the Company, and notwithstanding any knowledge of facts determined or determinable by TopSpin pursuant to such investigation or right of investigation, TopSpin shall have the right to rely upon the representations, warranties, covenants and agreements of the Company, Anavid and Ahzakot, contained in this Agreement or in any document ancillary hereto. Each representation and warranty of the Company, Anavid and Ahzakot, contained herein or in any document ancillary hereto shall survive the execution and delivery of this Agreement and the Closing.
8.	Covenants Prior to the Closing
8.1.
Business Examinations and Physical Investigations of the Company by TopSpin. From the date hereof through the Closing (or the termination of this Agreement pursuant to Section 15), TopSpin shall be entitled, through its employees and representatives, to make such investigations and examinations of the Company, its business and assets as TopSpin may reasonably request. In order that TopSpin may have the full opportunity to do so, the Company shall furnish TopSpin and its representatives during such period with all information concerning the Company, its business and assets as TopSpin or such representatives may reasonably request and cause the Company’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with TopSpin and its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by TopSpin shall, however, diminish or obviate in any way, or affect TopSpin’s right to rely upon, any of the representations, warranties, covenants or agreements of the Company or the Covenanters contained in this Agreement or in any other document ancillary hereto.

8.2.
Subject to changes required or desirable as a result of the execution of this Agreement and preparations for Closing, from the date hereof through the Closing (or the termination of this Agreement pursuant to Section 15) (the “Interim Period”), the Company shall and Anavid shall procure that the Company shall: (i) conduct its business only in the ordinary course consistent with its past practices and in compliance with all Laws and Orders to which the Company is subject and shall not substitute the chairman of the board or remove any directors of the Company from the Company’s board or add additional directors; (ii) conduct its business in accordance with the budget and work plan attached in Schedule 8.2 hereto, and adopt signatory rights on behalf of the Company that require the personal approval of the Company’s Chairman (the “Chairman”) for any and all expenses and liabilities incurred by the Company during the Interim Period, to be funded by Anavid as detailed in Section 10.1.4.2 below; (iii) use its best efforts, and fully cooperate with TopSpin and the Company’s auditors, to establish an accounting system for the Company that is required for proper reporting by the Company to TopSpin immediately after the Closing, as TopSpin shall instruct; (iv) prepare and complete preparation, as soon as possible, of the Company’s financial statements that are required as a condition to Closing, as set forth in Section 9.2.3.9; (v) use all reasonable efforts consistent with past practices and policies to keep available the services of its present consultants and employees; (vi) use its utmost efforts to preserve its relationships with customers, suppliers, distributors, and others having business dealings with it; (vii) shall not make any distributions (as such term is defined in the Companies Law) and/or other payments and/or repayments to Anavid, its shareholders and/or Affiliates and/or Ahzakot Upituach (including in respect of the Anavid Loan), and shall not engage in any related party transaction between the Company and Anavid, its shareholders and/or Affiliates and/or Ahzakot Upituach and/or any other shareholder, director, officer or employee of the Company, other than payments for services actually rendered to the Company in the ordinary course of its business in the same amounts charged prior to the date hereof; and (viii) shall promptly notify TopSpin in writing of any Material Adverse Change to the Company.

8.3.
No Solicitation or Negotiation. From the date hereof through the Closing (or the termination of this Agreement pursuant to Section 15) the Company, Anavid, and Ahzakot Upituach shall not, nor shall they cause, suffer or permit their shareholders, directors, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal, or engage in negotiations or discussions with any Person, or provide any confidential information or data to any Person, with respect to any acquisition, business combination or purchase of all or any of the Company’s assets, or any direct or indirect equity interest in the Company or with respect to any acquisition of any Ordinary Shares or Management Shares held by Anavid or otherwise facilitate any effort or attempt to seek any of the foregoing. Furthermore, the Company, Anavid and Ahzakot Upituach shall immediately terminate all existing activities, discussions or negotiations with any Person with respect to any of the foregoing.

9.	The Closing
9.1.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 11:00 AM, Tel Aviv time, as soon as practicable (but no more than five (5) Business Days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in this Section 9 that by their terms are to occur prior to or upon the Closing (the “Closing Date”), at the offices of Ori Rosen & Co., Advocates, 1 Azrieli Center, Tel Aviv, unless another date or place is agreed to by the Parties.

9.2.
At the Closing, all the following acts shall occur simultaneously, and no act shall be deemed to have been completed or any document delivered until all such acts shall have been completed and all required documents delivered, unless waived in accordance with Sections 9.3 and 9.4:

9.2.1.
The representations and warranties of Anavid and Ahzakot included in this Agreement shall be true, correct and complete in all material respects on and as of the of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

9.2.2.
TopSpin’s legal, scientific, business and financial due diligence review of the Company, its business and assets shall have been completed to the sole and complete satisfaction of TopSpin and its advisors. The schedules and exhibits hereto and any other documents which are to be prepared or delivered by the Company, Anavid, Ahzakot Upituach and/or the Kibbutz shall be in form and substance satisfactory to TopSpin in its sole discretion.

9.2.3.	The Company shall deliver the following to TopSpin, in form and substance satisfactory to TopSpin in its sole discretion:
9.2.3.1.
(i) copies of resolutions of the board of directors of the Company approving the Company’s execution and delivery of this Agreement and any and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby and confirming the accuracy of the registries as specified in Section 4.9 above, including a certification by Adv. Reuven Borokovsky that such resolutions were duly adopted and bind the Company, including with reference to said registries and (ii) copies of resolutions of the shareholders of the Company approving the Company’s execution and delivery of this Agreement and any and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby, including a certification by Adv. Reuven Borokovsky that such resolutions were duly adopted and bind the Company;

9.2.3.2.
letters of resignation executed by each of the members of the board of directors of the Company serving immediately prior to the Closing other than the Chairman, effective and subject to the Closing and written confirmations from each such resigning director that they have no claims whatsoever against the Company;

9.2.3.3.	a letter addressed to the Company and TopSpin executed by the Kibbutz substantially in the form of Schedule 9.2.3.3;
9.2.3.4.
an executed Consulting Agreement between the Company and Wolfson in such form acceptable to TopSpin and the Company, provided that TopSpin shall first have delivered such agreement to the Company having been signed by Wolfson;

9.2.3.5.	an executed Services Agreement between the Company and the Kibbutz substantially in the form of Schedule 9.2.3.5 hereto;
9.2.3.6.	an executed Lease Agreement between the Company and the Kibbutz substantially in the form of Schedule 9.2.3.6. hereto;
9.2.3.7.	a copy, duly certified by an officer of the Company and dated as of the Closing, of the Company’s shareholders registry reflecting the transfer of the Sale Shares to TopSpin;
9.2.3.8.
certificates, duly executed by a director or the chief executive officer of Anavid, and dated as of the Closing, confirming and certifying that the representations and warranties set forth in Sections 4 and 6, and the representations and warranties made by Anavid in Section 5 hereof, are true and correct as of the date of the Closing and that the Company and Anavid has performed and complied with all of its respective covenants, agreements and undertakings set forth herein;

9.2.3.9.
executed individual employment agreements between the Company and the Kibbutz Members, whose names appear, and containing the main terms and conditions set forth on, Schedule 9.2.3.9 hereto and other customary terms and conditions including with respect to non-disclosure, non-competition and assignment of intellectual property rights;

9.2.3.10.
a letter of Adv. Reuven Borokovsky, dated as of the Closing, addressed to TopSpin and in form and substance satisfactory to TopSpin, confirming that he is not aware of any Proceedings to which the Company is a party; and

9.2.3.11.
a true, accurate and complete copy of the Company’s audited financial statements for the years ended December 31, 2007 and December 31, 2008 (for the removal of doubt, together with the executed auditors’ report related thereto), conforming to the requirements detailed in Schedule 9.2.3.11 hereto.

9.2.3.12.
(i) A current extract of Anavid from the Registrar of Cooperatives, showing that there are no Liens or other Encumbrances registered over the Shares; (ii) a current extract of the Company from the Registrar of Companies, showing that there are no Liens or other Encumbrances registered over the Company’s assets, other than Lien No. 7 in favor of Hamit and the Liens or other Encumbrances detailed in the Leumi Consent Letter which shall be removed or cancelled pursuant the terms of the Leumi Consent Letter.

9.2.4.
The Company shall have obtained (with copies to TopSpin) all necessary consents, approvals, authorizations and waivers which are required in connection with the Company’s, Anavid’s and Ahzakot Upituach’s execution and delivery of this Agreement and any and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby. Without derogating from the generality of the above, the Company shall have obtained approvals from the Investment Center, provided however that, at Anavid’s election, the Company will authorize TopSpin to attend to this matter with the Investment Center, in which case TopSpin shall attend to this matter, with the Company’s cooperation.

9.2.5.	Anavid shall deliver the following to TopSpin:
9.2.5.1.
copies of resolutions of the board of directors (or equivalent body) of Anavid, duly certified by an officer of Anavid, approving Anavid’s execution and delivery of this Agreement and any and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby;

9.2.5.2.	duly executed share transfer deeds, for the benefit of TopSpin, with respect to the Sale Shares; and
9.2.5.3.	original share certificates representing the Sale Shares.
9.2.6.
Wolfson, Kiryat Anavim Assets Holding Company Ltd. and Anavid shall agree in writing that the Founders Agreement is terminated and of no further force and effect, provided that TopSpin shall first have delivered such agreement to Anavid having been signed by Wolfson.

9.2.7.
Ahzakot shall initial Schedule 1.29 hereto to confirm its acceptance thereof, provided that TopSpin shall first have delivered such agreement to Ahzakot having been signed by each of the contemplated parties thereto.

9.2.8.	deleted.
9.2.9.
There shall not have occurred to the Company between the date hereof and the Closing Date any Material Adverse Change, and, at the Closing, Anavid shall have delivered to TopSpin a certificate to such effect signed by a director or the chief executive officer of Anavid, and addressed to TopSpin.

9.2.10.
TopSpin shall have obtained all necessary consents, approvals and waivers which are required in connection with its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In addition, TopSpin’s Board of Directors has approved that all the conditions to the closing of this transaction by TopSPin have been met, including, without limitation there shall not have occurred to the Company between the date hereof and the Closing Date any Material Adverse Change.

9.2.11.	As of the Closing, the Company shall have discharged, paid or otherwise finally settled any and all financial indebtedness owing by the Company to Wolfson.
9.2.12.
The representations and warranties of TopSpin included in this Agreement shall be true, correct and complete in all material respects on and as of the of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

9.2.13.	TopSpin shall pay the Cash Amount.
9.2.14.	The Company shall issue the Warrant to Ahzakot Upituach.
9.2.15.
A second ranking fixed charge, subject to the first floating charge for the benefit of Bank Leumi, shall be placed upon the Warrant and the Warrant Shares in favor of TopSpin to TopSpin’s complete satisfaction, as contemplated by Section 14.10 below.

9.2.16.
A release for the benefit of Anavid and its shareholders, from those of the Company’s creditors whose names are set forth on Schedule 9.2.16, from all forms of guarantees and collaterals given by them to secure credit made available to the Company which are set forth in such schedule (the “Releases”) shall have been delivered to Anavid. TopSpin shall procure the obtainment of the Releases and hereby agrees to assume Anavid’s and its shareholders’ obligations under said guarantees and collaterals provided that TopSpin’s obligations thereunder shall be under the same or better terms and conditions and that TopSpin’s total maximum monetary exposure shall be no greater than that of Anavid’s and its shareholders’ as of the date of this Agreement (save for increases thereto as a result of interest or linkage under the terms of the underlying credit) (it being recorded that Anavid’s and its shareholders’ current aggregate maximum monetary exposure under said guarantees and collaterals is NIS 1,869,953). Anavid shall use best efforts, excluding financial efforts of any kind, in assisting TopSpin in procuring the Releases, including assistance in collection from the bank, after Closing, of letters of cancellation and release in accordance with the Leumi consent Letter. For avoidance of doubt, after the Closing, unless expressly agreed to in writing by Ahzakot Upituach and Anavid, neither Ahzakot Upituach nor Anavid will be required to make any further investment in the Company or provide any guarantee or collateral on the Company’s behalf, either before or after the exercise of the Warrant (including in part) (except for the payment of the purchase price for the Warrant Shares under the terms of the Warrant), and Anavid and Ahzakot Upituach acknowledge that, subject to any rights that Ahzakot may have under the Warrant, the Company shall not be restricted in any manner in increasing its authorized share capital, subject to Section 11.3, issuing additional shares (whether ordinary, preferred or otherwise) or securities which are convertible into or exercisable for additional shares, and that the issuance or conversion and/or exercise thereof may dilute Ahzakot’s actual or potential holdings in the Company.

9.3.
The obligations of TopSpin to consummate the transactions contemplated by this Agreement are subject to the fulfillment, upon or prior to the Closing, to the full satisfaction of TopSpin in its sole discretion, of the conditions and delivery of documents (in form and substance satisfactory to TopSpin in its sole discretion), each of which may be waived in writing, in whole or in part without prior notice, in the sole discretion of TopSpin, set forth in Sections 9.2.1 through 9.2.9 (excluding Wolfson’s and TopSpin’s signing specified in Sections 9.2.3.4, 9.2.6 and/or 9.2.7, as applicable) and in Sections 9.2.10 (second paragraph only), 9.2.11 and 9.2.15.

9.4.
The obligations of Anavid to consummate the transactions contemplated by this Agreement are subject to the fulfillment, upon or prior to the Closing, to the full satisfaction of Anavid in its sole discretion, of the conditions and delivery of documents (in form and substance satisfactory to Anavid in its sole discretion), each of which may be waived in writing, in whole or in part without prior notice, in the sole discretion of Anavid, set forth in Sections 9.2.6 (only with regard to Wolfson’s signing), 9.2.7 (only with regard to Wolfson’s and TopSpin’s signing), 9.2.8, 9.2.10 (first paragraph only), 9.2.12 through 9.2.14 and 9.2.16.

9.5.	The Company and Ahzakot Upituach shall close if the other Parties hereto have agreed to do the same.
10.	Commitments of TopSpin
10.1.	Injection of Funds.
10.1.1.
TopSpin hereby undertakes that, at Closing, it will, by means of deposit into the account specified below, transfer NIS 810,000 (eight hundred and ten thousand NIS) (the “Toam Reimbursement”) to the Company, which the Company shall use, at Closing, solely in connection with the reimbursement to Anavid for a previously made payment, by Anavid to Toam Yivu VeYitzu Agudah Shitufit Haklait Ltd on or about December 30, 2008 in respect of expenses incurred by KAST. Anavid represents and warrants to the Company that such amount was actually paid to Toam on or about December 30, 2008, as shown on the documents attached in Schedule 10.1.1. To effect this repayment, Anavid hereby irrevocably directs the Company, and the Company hereby irrevocably directs TopSpin to procure that all of the Toam Reimbursement be deposited into Anavid’s bank account, No. 647800/59, at branch 901 of Bank Leumi.

10.1.2.	deleted.

10.1.3.	deleted.

10.1.4.	At Closing, the Company shall repay to Anavid:
10.1.4.1.
a portion of the Anavid Loan, in an amount equal to NIS 1,000,000 (one million NIS). To effect this repayment, Anavid hereby irrevocably directs the Company, and the Company hereby irrevocably directs TopSpin to procure that said sum is deposited into Anavid’s bank account, No. 506700/99, at branch 901 of Bank Leumi. TopSpin shall procure that the Company shall have sufficient cash funds at Closing in order to effect in full such payment. TopSpin shall achieve the above, in TopSpin’s sole discretion, by way of an equity investment, or the purchase of convertible bonds, based on the terms provided in Section 11.3 hereunder for equity investments in the Company, or advancement of a loan or the making of a capital note. Anavid and Ahzakot hereby acknowledge and agree that this sum shall be used to satisfy the condition set forth in clause 5 of the Bank Leumi Consent Letter.

10.1.4.2.
a sum equal to all payments in the ordinary course, as paid on behalf of the Company by Anavid, Ahzakot and/or their Affiliates, prior to Closing, according to the categories set forth in Schedule 10.1.4.2 hereto, plus all other sums then owed by the Company to Anavid, Ahzakot and/or their Affiliates in respect of services provided, including rent, book-keeping, electricity and the like. To effect this repayment, Anavid hereby irrevocably directs the Company, and the Company hereby irrevocably directs TopSpin to procure that said sum is deposited into Anavid’s bank account, No. 647800/59, at branch 901 of Bank Leumi. TopSpin shall procure that the Company shall have sufficient cash funds at Closing in order to effect in full such payment. TopSpin shall achieve the above, in TopSpin’s sole discretion, by way of an equity investment, or the purchase of convertible bonds, based on the terms provided in Section 11.3 hereunder for equity investments in the Company, or advancement of a loan or the making of a capital note.

If, in order for the Company to conduct its business in the ordinary course during the Interim Period, as set forth in Section 8.2 above, Anavid shall decide, in its discretion, that additional working capital is required for the Company, Anavid undertakes to inject such funds into the Company, and all said funds shall be reimbursed in full to Anavid, at Closing, provided they were approved in advance and in writing by TopSpin, with the terms and provisions of this Section 10.1.4.2 applying to such reimbursement.

10.2.
Without derogation form the generality of Section 8.1 above, the Company, Anavid and Ahzakot shall provide TopSpin with on going detailed information regarding liabilities incurred by the Company until the Closing, for each and every liability in excess of US$ 5,000 or with respect to additional liabilities in an aggregate amount of US$ 7,500 (it is hereby agreed that once a report was provided with respect to such aggregate liabilities new report should be provided only when future liabilities will have an aggregate amount of additional US$ 7,500). Ahzakot hereby confirms that following the Closing, the Company shall make all repayments under the Anavid Loan to Anavid only, as set forth in Section 11.5, and that Ahzakot will hold the Company, its directors, officers and shareholders and their respective successors and assigns, harmless from any and all claims Ahzakot Upituach may have for non-receipt of any repayment under the Anavid Loan for failure by Anavid to remit to Ahzakot Upituach the appropriate portion of such repayment made by the Company to Anavid.

11.	Post Closing Covenants
11.1.
Factory Relocation. Subject to the receipt of all necessary consents, approvals or authorizations from any Authority and any other Person, TopSpin hereby undertakes to procure the relocation of the Company’s existing factory from Kibbutz Anavim within 3 (three) years following the Closing Date (the “Relocation”). If such Relocation is not completed within such time, TopSpin shall procure that the Company shall pay to the Kibbutz the liquidated damages prescribed in the Lease Agreement contemplated by Section 9.2.3.6 above.

11.2.
Employment of Kibbutz Members. During the 3 (three) year period following the Closing Date (for the purposes of this Section 11.2, the “Period”), the Company shall employ those members of the Kibbutz whose names are set forth on Schedule 11.2 (the “Kibbutz Employees”) and, subject to market conditions, on terms which are no less favorable to the Kibbutz Employees than those set forth on Schedule 9.2.3.9 (and pursuant to other customary terms and conditions including with respect to non-disclosure, non-competition and assignment of intellectual property rights), provided that nothing in this Agreement shall restrict the Company from terminating the employment of any of such persons for “cause” as such shall be defined in their respective employment agreements or for reasons that would preclude an employee from being eligible to receive severance pay under Law. In the event that at any time during the Period the Company is not employing at least 5 members of the Kibbutz, then the Company shall not hire any new employees, prior to notifying the Kibbutz that it is searching for candidates to fill employment positions. After such notice, the Kibbutz will have fourteen (14) days to present to the Company suitable candidates for such positions which are members of the Kibbutz. The Company shall give preference to the candidates put forth by the Kibbutz (if any) in order to fill said positions, but nothing shall require the Company to hire such persons if the Company is of the opinion that other candidates are more suitable for said positions.

11.3.
Share Issuances to Existing Shareholders. For so as long Ahzakot holds the Warrant or Warrant Shares, the Company shall not, and TopSpin shall procure that the Company shall not, issue any shares or securities which are convertible or exercisable into shares (in this Section: “Securities”) to any then existing shareholder of the Company (in this Section, an “Existing Shareholder”) other than Ahzakot, and/or their respective Affiliates, whose price per share (in the case of shares) or whose exercise price and/or conversion price (in the case of securities which are convertible or exercisable into shares) does not reflect the fair market value of such shares as determined by a written valuation issued by the Company’s then auditors or such other independent appraiser agreed to by the Company and Ahzakot. The restrictions on the issuance of Securities under this Section 11.3 above shall not apply to: (i) Securities issued in a financing transaction in which the lead investor (together with its affiliates) is an arms length, bona fide, non-Affiliate of the Existing Shareholders and the Securities being issued to the Existing Shareholder are the same, and subject to the same terms, as those being issued to such lead investor, (ii) securities issued as a result of the exchange, exercise or conversion of Securities issued in accordance with this Section 11.3 above or below, or (iii) Securities issued in a financing where the pre-money valuation is not less than the value of the Company’s fixed assets after depreciation, excluding buildings and improvements thereon (as determined in accordance with the then generally accepted accounting principles, rules or standards then being used by the Company for its financial statements).

The maximum number of shares issued or issuable upon conversion or exercise of Securities issued in the financing mentioned in (iii) above, on a fully diluted basis, can be expressed mathematically as follows:

A = [B *(X/Y)]
where,
A = the maximum number of shares issued or issuable upon conversion or exercise of Securities issued in such financing,
B = the number of Ordinary Shares issued and outstanding on a fully diluted basis (on an as converted basis in the event the Company shall have issued preferred shares),
X = the amount invested in such financing,
Y = the value of the Company’s fixed assets after depreciation, excluding buildings and improvements thereon.
For example, if B equals 200, X equals $6,000,000 and Y equals $3,000,000, then A would equal 400.
For the avoidance of doubt, for all purposes under this Section 11.3 (including without limitation for purposes of calculating “X” in the above formula), the amount invested in a financing shall include any and all forms of equity investments, shareholders loans and other types of personal liability or other exposure undertaken by a shareholder of the Company in order to provide the Company with funds, ensure the Company is funded through third parties, or to secure a Company debt, including without limitation, by providing guarantees, making collateral available etc. provided however that all such forms of financing do not include any payments and/or other financing actions contemplated by this Agreement to be made prior to or at Closing, except for the full reimbursement of funds, up to NIS 500,000, injected by Anavid into the Company as additional working capital, pursuant to the final paragraph of Section 10.1.4.2 above. For the avoidance of doubt, it is hereby clarified that any and all forms of financing after the Closing other than payments made in connection with the Hamit Release pursuant to Section 11.8.1 below (even if such form of financing are extending, reducing, releasing, exchanging or otherwise amending or replacing payments and/or other financing actions contemplated by this Agreement and made prior to or at the Closing) shall be included for all purposes under this Section 11.3.

11.4.	Deleted
11.5.	Closing Balance and Repayment of Anavid Loan.
11.5.1.
At Closing, improvements made by the Company to the building in which the factory is located shall be deemed to have been sold to Anavid as of December 31, 2008 and the Anavid Loan shall be deemed to have been reduced as of December 31, 2008 by a sum equal to the value of said improvements, after taking into account depreciation, as set forth in the Company’s books as of December 31, 2008 (said amount in the Company’s books to be as determined in accordance with the generally accepted accounting principles, rules or standards to be used by the Company for its annual financial statements for the period ending December 31, 2008).

11.5.2.
The outstanding balance of the Anavid Loan, after the operation of Sections 10.1.4 and 11.5.1 above, over and above a sum equal to the amount of NIS 731,170, shall be deemed to have been forgiven by Anavid and Ahzakot as at Closing, such that, immediately after the Closing, the outstanding balance of the Anavid Loan shall be NIS 731,170.

11.5.3.
The remaining outstanding balance of the Anavid Loan, in the amount of NIS 731,170, plus interest at the rate of Prime plus 2% per annum, accruing from the date of Closing until the 12th month anniversary of the Closing is hereinafter referred to as the “Adjusted Principal Amount”. The Company shall repay the Adjusted Principal Amount to Anavid in 24 equal and consecutive monthly installments (the “Installments”), commencing as of the 13th month following Closing. Together with each Installment, an amount equal to the then outstanding Adjusted Principal Amount multiplied by a fraction, the numerator of which is the rate of Prime plus 2% and the denominator of which is 12 (the “Interest Payment”), shall be paid to Anavid by the Company (each Installment together with the applicable Interest Payment, the “Combined Payment”). Anavid and Ahzakot hereby irrevocably direct the Company to effect payment of the Combined Payments by means of depositing each Combined Payment directly into Anavid’s bank account, No. 647800/59, at branch 901 of Bank Leumi.

11.5.4.
TopSpin shall procure the full and timely compliance by the Company with the provisions of this Section 11.5.3., including, if necessary, procuring that additional funds, in an amount equal to the sums to be paid by the Company in this Section 11.5.3 above, are injected into the Company by Topspin and/or its Affiliate and/or a third party.

11.5.5.	The Company, in its discretion, shall have the right to prepay any portion of, or the entire balance of, the Anavid Loan at any time and without penalty.
11.5.6.
Notwithstanding anything to the contrary herein, subject to the receipt by TopSpin and the Company of: (i) a written approval of any Person in favor of which repayments under the Anavid Loan are charged; and (ii) a written waiver of Anavid for the benefit of the Company, its directors, officers and shareholders, and their respective successors and assigns, of all entitlements and claims in connection with the Anavid Loan, all in form and substance reasonably satisfactory to TopSpin, Anavid shall have the right, in its discretion, upon thirty (30) days notice to the Company, to assign in whole but not in part, its rights hereunder to repayment of the Anavid Loan to Ahzakot Upituach.

11.6.	Royalty Payments.
11.6.1.
For purposes hereof, “Revenues” shall mean revenues, less refunds and discounts, as calculated in the Company’s financial statements, derived from sales made by the Company at ex-factory prices of any and all products of the Company currently produced and/or under development by the Company and detailed in Schedule 11.6.1 hereto. Revenues shall not include revenues from the sale of molds which are sold by the Company.

11.6.2.
KAST shall pay to Anavid royalties on Revenues (the “Royalties”) actually and finally received by KAST during a five year term, commencing on January 1, 2010, and ending on December 31, 2014 (the “Entitlement Period”). The Royalties shall be 3% of Revenues on Revenues actually and finally received by KAST during the first two years of the Entitlement Period, and 4% of Revenues on Revenues actually and finally received by KAST during the remaining three years of the Entitlement Period.

11.6.3.
Royalties shall be paid quarterly in arrears, by no later than the 45th (forty-fifth) day following the end of the calendar quarter in respect of which they are being paid, by means of deposit into Anavid’s account as specified in Section 11.5.3 above.

11.7.
Additional Royalty Payment. In addition to the provisions of Section 11.6 above and in recognition of the added, but as yet unrealized, value of Anavid’s contribution to the Company, the Company shall pay to Anavid, royalties equal to 2% (two percent) of the Company’s Revenues, derived from all sales made by the Company of its products, commencing from January 1, 2015, up to a maximum amount of US $90,000, plus VAT if applicable. Such royalty payments will be made, by means of deposit into Anavid’s account as specified in Section 11.5.3 above, no later than the 45th (forty-fifth) day following the end of each relevant calendar quarter, in respect of such revenues which are received in the immediately preceding calendar quarter.

11.8.	Obtaining a Release by Hamit.
11.8.1.
For a period of up to one year after the Closing, Anavid shall continue to be a co-lessee, together with the Company, towards Hamit Hevrah LeSachar Mimun VeHachkarah Ltd (“Hamit”) with respect to the machinery financed through Hamit prior to the date hereof, it being understood that the Company will have sole possession, control and sole right to use said machinery, and Anavid shall not be entitled to any use or otherwise access or control the use of such machinery. Topspin shall use its commercially reasonable efforts to obtain from Hamit as soon as possible hereafter a Release of Anavid, at TopSpin’s sole responsibility (the “Hamit Release”), and TopSpin undertakes to obtain such Hamit Release not later than one year following the Closing (the “Final Hamit Release Date”), whether by means of complete settlement of all Company debt and obligations towards Hamit, or however else TopSpin deems fit, provided that at the Closing the aggregate amount of the Company debt and obligations towards Hamit shall not exceed NIS 671,495, less repayments made between the date hereof and Closing, as per the repayment schedule set forth in Exhibit 4.14.5, plus applicable linkage and interest. Anavid shall cooperate with TopSpin, including by the provision of information available to it and the execution of the appropriate documentation, where necessary, but excluding financial efforts of any kind, in connection with TopSpin’s actions in procuring such Hamit Release.

11.8.2.
TopSpin shall indemnify and hold Anavid and its shareholders, including their respective officers and directors, and their respective successors and assigns (the “Anavid Indemnified Parties”) harmless from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) based in whole or in part on or arising in whole or in part out of any of the following:

11.8.2.1.
the failure by the Company to pay to Hamit, within two months following the due date, any sum arising out of any liability for which Anavid and its shareholders could not have been held liable had the Hamit Release been procured by Closing;

11.8.2.2.	any delay and/or failure by TopSpin to procure the Hamit Release no later than the first anniversary of the Closing.
For the avoidance of doubt, Sections 14.4 through 14.7 (inclusive) shall apply to the above.

11.9.	Securing TopSpin’s Obligations.
11.9.1.
To secure that the Hamit Release will be delivered to Anavid and its shareholders no later than the Final Hamit Release Date, and to secure TopSpin’s obligations to indemnify the Anavid Indemnified Parties under Section 11.8.2, and to procure the payment to Anavid the Adjusted Principal Amount plus interest thereon, under Section 11.5.3 above, Topspin shall, at the Closing, cause its parent company, TopSpin Medical, Inc. (the “Parent”), a Delaware corporation whose shares are listed for trade on the Tel Aviv Stock Exchange, to provide to Anavid (a) an autonomous irrevocable bank guaranty in a form acceptable to Anavid in the amount of NIS 100,000 (the “Bank Guaranty”), which shall be exerciseable in the event that the Hamit Release is not delivered to Anavid and its shareholders no later than the Final Hamit Release Date, and/or in the event that the Anavid Indemnified Parties are not indemnified under Section 11.8.2, and/or in the event that Anavid does not receive the Adjusted Principal Amount plus interest thereon, under Section 11.5.3 above, all the above for whatever reason, and (b) a promissory note, in the form of Schedule 11.9 hereto, in the initial face value of NIS 750,000 (the “Note”), both of which may be presented for collection only in the event that TopSpin is in default on its obligations under Section 11.5.3 or 11.8.2 hereof, and only if TopSpin has not cured such default within 7 days after receiving written notice thereof from Anavid.

11.9.2.
Anavid agrees and undertakes to deliver the Bank Guaranty back to TopSpin for cancellation at any time, at TopSpin’s discretion, against delivery by TopSpin to Anavid of written confirmation that the Note has become convertible into shares of Parent’s common stock, $0.001 par value each (“Common Stock”), based on the following principles:

11.9.2.1.
for each calendar month after the Final Hamit Release Date that the Hamit Release will not be delivered to Anavid and its shareholders, Anavid shall have the right to convert such principal amount of the Note, but only up to an aggregate amount of NIS 375,000, into such number of shares of Common Stock, derived by dividing (x) the lower of (i) one twelfth of the Company’s outstanding debt to Hamit at the end of such month or the Final Hamit Release Date (whichever is larger) or (ii) the outstanding face amount of the Note at the end of such month, by (y) the average closing price of the shares of Common Stock for the trading days in such month.

11.9.2.2.
for each calendar month by which a repayment under the Anavid Loan is delayed beyond its due date, Anavid shall have the right to convert such principal amount of the Note, but only up to an aggregate amount of NIS 375,000, into such number of shares of Common Stock, derived by dividing (x) the lower of (i) one twelfth of the then outstanding balance of the Anavid Loan at the end of such month or (ii) the then outstanding face amount of the Note, by (y) the average closing price of the shares of Common Stock for the trading days in such month, it being understood that the amount in (x) as actually realized by Anavid, and less all costs and expenses incurred by Anavid in connection with exercising the Note and/or with the defaults that gave rise to such exercise, shall reduce any of the Company’s debts to Anavid, and deemed to have been injected by TopSpin into the Company under Section 11.3 above.

11.9.2.3.
The conversion of such Note and the issuance of any Common Stock shall be subject to and in accordance with the securities laws of the applicable jurisdictions and the rules of the relevant stock exchanges, and otherwise subject to all restrictions and limitations imposed by applicable laws and regulations.

11.9.3.
The principal amount of the Bank Guaranty and the principal amount of the Note shall be reduced: (a) by NIS 50,000 and NIS 375,000 (less any amount converted under Section 11.9.2.1), respectively, upon the delivery to Anavid of the Hamit Release, and (a) by NIS 50,000 and by NIS 375,000 (less any amount converted under Section 11.9.2.2), respectively, upon the completion of repayment of the Anavid Loan pursuant to Section 10 above.

11.10.
Notwithstanding Sections 11.5 – 11.7 above, in the event that TopSpin and/or the Company shall make a claim for indemnification under Section 14 below prior to the Full Release Date (as defined below) with respect to a claim regarding which the Company or TopSpin is a named party in a Proceeding or with respect to which TopSpin shall have commenced a Proceeding against Anavid and/or Ahzakot Upituach, amounts due to Anavid under Sections 11.5 – 11.7 above may be withheld by the Company in an amount reasonably estimated by TopSpin and/or the Company to be equal to the Losses that TopSpin and/or the Company may suffer as a result of such Proceeding (the “Withheld Amounts”), and, if such a Proceeding is decided (and such decision shall be final and unappealable) or settled, the actual Losses suffered by TopSpin and/or the Company shall be set off against payments due to Anavid under Sections 11.5 – 11.7 above, and the difference, (if any and if positive), between the actual Losses as determined as aforesaid and the Withheld Amounts shall be paid to Anavid as anticipated hereunder. If the Company’s or TopSpin’s insurance policies which are in effect at the time a claim is made by TopSpin and/or the Company under Section 14 below, and the relevant insurance companies have affirmed in writing that such insurance policies will cover the Losses regardless if the policies shall expire or not be renewed, then no amounts so covered by such insurance may be withheld by the Company under this Section 11.10. Nothing in this Section 11.10 shall derogate from Section 14 hereof.

11.11.
The Relationship of the Company with its Shareholders. TopSpin will procure that the Company and its relationship with its shareholders is managed in good faith and in the ordinary course of business, with all transactions with interested parties being at arms’ length.

11.12.	Non-Competition and Confidentiality.
11.12.1.
Covenants Against Competition. Each of the Covenanters acknowledges that TopSpin would not enter into this Agreement but for the agreements and covenants of the Covenanters contained in this Section 11.12. Accordingly, each of the Covenanters covenants and agrees as follows:

11.12.1.1.
Covenant Not to Compete. Such Covenanter shall not at any time from the date hereof and during the four (4) year period following the Closing Date (the “Restricted Period”): (i) be engaged in a business which is competitive to the business of the Company or (ii) have any ownership interest (of record or beneficial) in, or have any interest as a consultant, officer or director in, or otherwise aid or assist in any manner, any Person that engages in a business which is competitive to the business of the Company; provided, however, that any such Covenanter may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if such Covenanter owns, directly or indirectly, less than two percent (2%) of all classes of securities of such Person in the aggregate.

11.12.1.2.
Solicitation of Business. During the Restricted Period, such Covenanter shall not solicit or assist any other Person to solicit any business from any present or past customer of the Company for a product or service competitive to the Company; or request or advise any present customer of the Company to withdraw, curtail or cancel its business dealings with the Company.

11.12.1.3.
Employees. During the Restricted Period, such Covenanter shall not directly or indirectly: (i) solicit or encourage any employee or consultant of the Company to leave the employ of the Company or (ii) hire any employee who has left the employment of the Company if such hiring is proposed to occur within one (1) year after the termination of such employee’s employment with the Company. Notwithstanding the aforesaid, following one (1) year after the date hereof, the Covenanters may hire any Kibbutz member who left the employment of the Company.

11.12.1.4.
Confidential Information. From and after the date hereof, except upon the Company’s express prior written consent, such Covenanter shall keep secret and retain in strictest confidence, and shall not use for the benefit of such Covenanter or any other Person, any and all confidential matters and trade secrets known to it relating to the Company and its business, including, without limitation, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, invention and research projects learned by such Covenanter heretofore or hereafter; provided, however, that the foregoing shall not apply to any information which is or becomes part of the public domain (other than as a result of a breach of this Agreement or other obligations of confidentiality such Covenanter may owe to the Company). Any obligation under this Section 11.12.1.4 shall be subject to any obligation to comply with (i) any Law or (ii) any rule or regulation of any Authority, provided that such Covenanter has given the Company timely notice of such required disclosure and has exhausted all reasonable means of maintaining the confidentiality of such information and further provided that such Covenanter provides the Company with a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

11.12.1.5.
Rights and Remedies Upon Breach. If any Covenanter breaches, or threatens to commit a breach of, any of the provisions of this Section 11.12, the Company shall have in addition to, and not in lieu of, any other rights and remedies available to it at law or in equity, the right and remedy to have the same specifically enforced, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company.

11.12.1.6.	Waiver. Such Covenanter hereby waives any and all right to attack the validity of this Section 11.12 on the grounds of the breadth of their geographic scope or the length of their term.
11.13.
Change of the name of the Company. It is hereby agreed that, as soon as possible after Closing, the Company shall change its name to a name approved by the Registrar of Companies and not containing the words “Kiryat Anavim” and/or “Anavim”, and thereafter shall act promptly to cease all further commercial use of the words “Kiryat Anavim” and/or “Anavim” by and/or in relation to the Company. Anavid hereby represents and warrants to TopSpin and to the Company that, so far as it is aware, such change to the Company’s name will not invalidate or breach any Contract, license, permit or authorization.

12.	TopSpin Call Option
12.1.
Call Option. At any time following the Closing, TopSpin shall have the right to purchase all or part of the shares and/or any other securities of the Company which are convertible or exercisable into shares of the Company held by Ahzakot Upituach (or any Permitted Transferee as such term is defined in the Shareholders Agreement and provided that such Permitted Transferee shall be subject to Ahzakot’s obligations set forth in this Agreement with regard to the Warrant and Warrant Shares) (in this Section 12: “Ahzakot Upituach” shall be deemed to include any such Permitted Transferee), including the Warrant (the “Option Securities”), at TopSpin’s discretion (the “Call Option”).

12.2.
TopSpin may exercise the Call Option by delivering a written notice to Ahzakot Upituach (the “Option Exercise Notice”). The Call Option may be exercised in respect of all or a portion of the Option Securities. On the exercise of the Call Option, Ahzakot Upituach will become bound to sell and TopSpin will become bound to purchase the Option Securities which are the subject matter of the Option Exercise Notice. The Call Option may be exercised at any time and from time to time on one or more occasions.

12.3.
Within 10 (ten) days from the delivery of the Option Exercise Notice, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

12.3.1.
TopSpin shall pay to Ahzakot Upituach the purchase price for the Option Securities which are the subject matter of the Option Exercise Notice as described in Section 12.4 below (the “Option Purchase Price”) by way of wire transfer, to a bank account designated by Ahzakot Upituach in writing. The Option Purchase Price may be paid in US dollars or in NIS, in TopSpin’s sole discretion. If payment is made in NIS, the sum will be calculated according to the US dollar/NIS exchange rate last published by the Bank of Israel prior to the date of payment; and

12.3.2.
Ahzakot Upituach shall deliver to TopSpin duly executed transfer deeds with respect to the Option Securities which are the subject matter of the Option Exercise Notice in the name of TopSpin or its designee.

12.4.
In the event that the Call Option is exercised during the 12 (twelve) month period following the Closing Date (the “First Period”), the purchase price for all of the Option Securities shall be $625,000 (six hundred and twenty five thousand US dollars) (the “Base Purchase Price”). At the beginning of each 12 (twelve) month period following the end of the First Period, the Base Purchase Price shall be increased by $250,000 (two hundred and fifty thousand US dollars), provided that at no time will the overall aggregate cumulative purchase price exceed $1,875,000 (one million eight hundred and seventy five thousand US dollars). In the event the Call Option is exercised for less than all of the Option Securities, then the purchase price payable by TopSpin in respect of the Option Securities which are the subject matter of the relevant Option Exercise Notice shall equal the pro-rata portion of the balance of the then maximum total purchase price.

12.5.	TopSpin and Ahzakot Upituach agree to take such other actions as may be necessary or desirable in connection with sale and purchase of the Option Securities.
12.6.
It is hereby acknowledged that the Call Option does not derogate from any other rights afforded to TopSpin in any other agreement between TopSpin and Ahzakot Upituach, the Articles of Association of the Company or under Law.

12.7.
Until such time that the Call Option is exercised in full by TopSpin, Ahzakot Upituach shall not sell or otherwise dispose of or grant to any third party any rights in or to any of the Option Securities, including imposing thereon any Lien or Other Encumbrance, or any other rights Ahzakot Upituach may have in the Company, other than a sale of any Option Securities if the Company’s Ordinary Shares are then listed for trade on any national established stock exchange or market system, provided that any such sale shall be subject to a right of first refusal in favor of TopSpin to purchase all or a portion of the Option Securities at a purchase price equal to the lower of the purchase price under the terms of the right of first refusal or the applicable Option Purchase Price. For the purposes of this Section 12.7, until such time that the Call Option is exercised in full by TopSpin (or Ahzakot shall have sold all of the Option Securities held by it as permitted under this Section 12.7), the terms and conditions of the right of refusal granted to TopSpin under the Shareholders Agreement (the “SHA Right of First Refusal”) shall continue to apply as between TopSpin and Ahzakot (and their Permitted Transferees) mutatis mutandis, notwithstanding the termination thereof pursuant to the terms and conditions of the Shareholders Agreement, unless the SHA Right of First Refusal shall be replaced, with TopSpin’s written consent, with another first refusal right.

For avoidance of doubt, the exercise of the Call Option in full shall not derogate from the Company’s obligation to repay the Anavid Loan under Section 11.5 and to make the royalty payments under Sections 11.6 and 11.7 in accordance with this Agreement.
13.	Confidentiality; Announcements
13.1.	The Parties and their respective officers and employees shall maintain full confidentiality as to the substance and matters contained in this Agreement.
The Parties will coordinate in advance all announcements to the press or the general public concerning this Agreement and otherwise regarding the Company, provided that following the Closing (or the earlier termination of this Agreement), the Company shall not be restricted by this paragraph with respect to announcements concerning it and its affairs.
13.2.	The foregoing shall not apply to disclosures and public announcements required in order to comply with applicable laws and regulations.

14.	Indemnification
14.1.
Each of the Covenanters hereby undertake, jointly and severally, to indemnify and hold TopSpin and the Company, including their respective officers and directors, and their respective successors and assigns, and TopSpin hereby undertakes to indemnify and hold Anavid and Ahzakot, including their respective officers and directors, and their respective successors and assigns, harmless from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (“Losses”) based in whole or in part on or arising in whole or in part out of any of the following:

14.1.1.	Any misrepresentation or breach of any representation or warranty made by such Party (whether in respect of itself or the Company) in this Agreement; and/or
14.1.2.	Any breach of any covenant, agreement or obligation of such Party contained in this Agreement.
14.1.3.
For avoidance of doubt, and subject to Section 14.9 below, with respect to Ahzakot’s undertaking to indemnify and hold harmless as set forth above, such undertaking shall include Losses based in whole or in part on or arising in whole or in part of any of Anavid’s misrepresentations and/or breaches as per Sections 14.1.1 and/or 14.1.2, if at all, including the failure of Anavid to indemnify per Section 14.2.

14.2.
Without limiting the generality of the foregoing, Anavid undertakes to indemnify and hold TopSpin and the Company, including their respective officers and directors, and their respective successors and assigns, harmless from and against all Losses (including legal expenses) based in whole or in part on or arising in whole or in part out of any and all liabilities owed by the Company to any former or current employees and/or to the Kibbutz Members and/or to the Kibbutz (including in respect of the Kibbutz Members), or beneficiaries thereof, including in respect of any payments, rights or benefits arising out of or related to employment relations, including salary, payments equivalent to salary, bonuses, social security contributions, leave pay and redemption of such, sick pay, recuperation pay (dmey havra’a), payments pursuant to the Hours of Work and Rest Law, payments pursuant to the provisions of section 5 of the Wage Protection Law, advance notice pay, severance pay, compensation for holding back salary and/or severance pay and any other kinds of compensation regarding employment relations and/or the termination thereof, pension and any social benefit entitled according to any applicable law, agreement (collective or personal) or custom, in respect of the period prior to the Closing, or in respect of payments, rights or benefits which may accrue in the future but relate to periods of employment prior to the Closing and were not accurately reflected in the schedules to this Agreement (including, for the removal of doubt, in respect of continuity of rights).

14.3.
From and after the Closing Date, the Company hereby undertakes, to indemnify and hold Anavid, including its respective officers and directors, and its respective successors and assigns, harmless from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (“Losses”) based in whole on or arising in whole out of a third party claim with respect to an act or omission by the Company following the Closing Date, provided that any such cause of action occurred following the Closing Date and provided further, that such cause of action is not in any way related to any act or omission by the Company prior to the Closing Date or to any act or omission by Anavid, its officers or directors at any time.

14.4.
If any Party seeks indemnification under this Section 14 (the “Indemnified Party”), it shall give written notice of the facts and circumstances giving rise to the claim to the Party owing such indemnification duty (the “Indemnifying Party”). In that regard, if any Proceeding, claim, liability or obligation (a “Section 14 Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 14, the Indemnified Party shall within twenty (20) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have actually harmed the Indemnifying Party.

14.5.
If the Indemnifying Party so elects, it shall assume and control the defense of such Section 14 Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that in the event any Section 14 Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Section 14, the Indemnified Party may elect to participate in a joint defense of such Section 14 Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be borne by the Indemnifying Party and the employment of counsel shall be reasonably satisfactory to both parties.

14.6.
If the Indemnifying Party elects to assume and control the defense of a Section 14 Proceeding, it will provide notice thereof within 5 days after the Indemnified Party has given notice of the matter and if such Section 14 Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel.

14.7.
The Indemnified Party shall not be liable for any settlement of any Section 14 Proceeding, the defense of which the Indemnifying Party has elected to assume, which settlement is effected without the prior written consent of the Indemnified Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties. If there shall be a settlement to which the Indemnifying Party shall consent or a final judgment for the plaintiff in any Section 14 Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment. If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist in such defense at the expense of the Indemnifying Party.

14.8.
Notwithstanding the foregoing, Anavid and Ahzakot Upituach shall be required to indemnify the Company or TopSpin hereunder only if the Losses (which shall be aggregated between them) exceed NIS 200,000 (NIS two hundred thousand), but if and when the Losses so exceed NIS 200,000 (NIS two hundred thousand), all of the Losses (including the NIS 200,000) shall be subject to indemnification hereunder. Notwithstanding the foregoing, the Company and TopSpin shall be required to indemnify Anavid and Ahzakot hereunder only if the Losses suffered by Anavid and Ahzakot exceed NIS 200,000 (NIS two hundred thousand), but if and when the Losses so exceed NIS 200,000 (NIS two hundred thousand), all of the Losses (including the NIS 200,000) shall be subject to indemnification hereunder.

14.9.
If TopSpin and/or the Company make an indemnity claim against Ahzakot in respect of Anavid’s misrepresentations or breaches as per Sections 14.1.1 or 14.1.2 including failure of Anavid to indemnify per Section 14.2, then the Warrant and/or Warrant Shares shall be handled as follows:

14.9.1.
To the extent that Ahzakot, and the Company and/or TopSpin, reach agreement as to the rejection or the discharge of the indemnity claim, including pursuant to the terms of a settlement agreement, or, failing such agreement, a final, unappealable court ruling rejects the indemnity claim, then the Warrant and Warrant Shares shall remain with Ahzakot.

14.9.2.
If Ahzakot accepts the indemnity claim, or a final, unappealable court ruling accepts the indemnity claim, then, if the indemnity claim is not otherwise settled within 60 days of such acceptance, Ahzakot shall transfer the appropriate portion of the Warrant and/or Warrant Shares to the Company and/or TopSpin, as applicable. For this purpose (and for the purpose of computing any outstanding liability of Anavid if an accepted indemnity claim is not settled in full by Ahzakot), the value of the Warrant shall be deemed equal to the applicable Option Purchase Price under the Call Option on the date of the demand for indemnification (plus any interest and linkage added to the amounts claimed by a court of law or by agreement of the parties), and if the Warrant will have already been exercised into Warrant Shares, then the value of the Warrant Shares will be deemed to be equal to what would have been the applicable Option Purchase Price under the Call Option on the date of the demand for indemnification (plus any interest and linkage added to the amounts claimed by a court of law or by agreement of the parties). If said value of the Warrant and/or Warrant Shares exceeds the amount of the accepted indemnity claim, then such excess shall be retained by Ahzakot.

14.9.3.
For avoidance of doubt, Ahzakot’s liability under this Section 14.9, shall only be payable by Ahzakot by way of the Warrant, the Warrant Shares (as valued pursuant to the aforesaid) and Ahzakot’s part of the Anavid Loan.

This Section 14.9 does not derogate from Ahzakot’s liability to indemnify TopSpin and the Company for any of Ahzakot’s own misrepresentations or breaches of this Agreement, if any.

For the avoidance of doubt, even prior to the resolution of any outstanding dispute for indemnification by TopSpin or the Company under this Section 14, the Warrant may be exercised in accordance with its terms.

14.10.
In order to secure Ahzakot’s obligations under this Section 14, upon the Closing and issuance of the Warrant to Ahzakot, Ahzakot shall place a second ranking fixed charge, subject to the first floating charge for the benefit of Bank Leumi, over the Warrant and the Warrant Shares in favor of TopSpin to its full satisfaction. Such second charge shall be removed upon the later of (i) the fourth (4th) anniversary of the Closing Date (the “Full Release Date”) or (ii) the resolution of any outstanding claims for indemnity on the Full Release Date against Ahzakot, including under Section 14.9 above. For the avoidance of doubt, transfer or assignment of the Warrant and/or Warrant Shares shall not be allowed prior to the discharge of such second charge unless permitted under the terms of this Agreement, the Shareholders Agreement and the Warrant, but the Warrant may be exercised during such period, in accordance with its terms.

14.11.
For the avoidance of doubt, in case TopSpin seeks indemnification from Anavid and/or Ahzakot as per this Section 14, and such indemnification is not otherwise discharged by Anavid and/or Ahzakot, then TopSpin shall be entitled to receive from the Company any part of payments not yet paid under Sections 11.5 – 11.7, up to the amount of such undischarged liability, and such payments received by TopSpin shall be deemed to have been made on account of the payments due under Sections 11.5 – 11.7, by the Company to Anavid and/or Ahzakot (as the case may be). In the event of a dispute as to indemnification liability, no part of said payments due to Anavid shall be transferred to TopSpin in respect of the sum under dispute, but such sum shall also not be paid to Anavid or Ahzakot until such dispute is resolved by final, unappealable court ruling.

14.12.	No claims for indemnification under this Agreement may be made following the fourth (4th) anniversary of the Closing Date.
15.	Termination of Agreement
15.1.	Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Parties hereto.
15.2.
Termination Due to a Material Breach. Any material breach of this Agreement will entitle the injured Party to terminate this Agreement upon written notice to the other Parties hereto, provided that the breaching Party fails to cure such breach within seven (7) days after it has received written notice (the “Breach Notice”) from the injured Party regarding such breach. The injured Party shall forthwith send a copy of the Breach Notice to the other Parties.

15.3.
Termination Due to No Closing. This Agreement may be terminated by each Party if the Closing has not taken place on or before August 15, 2009. However, any of Anavid or TopSpin may prolong this period by 60 days upon a written notice to the other Parties hereto. The right to terminate the agreement under this Section shall not be available to any Party whose failure to comply with or perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to be completed by such date.

15.4.
Availability of Remedies at Law. In the event that this Agreement is terminated and/or breached by any Party, pursuant to the provisions of this Section 15, the Parties hereto shall have available to them all remedies afforded to them by applicable law.

15.5.
If this Agreement is terminated pursuant to Section 15, all further obligations of the Parties under this Agreement shall terminate; provided, however, no Party shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement and the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 1, 2, 7, 13, 14, 15.4, 15.5, 16-20 (inclusive) and 22-27 (inclusive).

16.	Assignment of Rights and Obligations

This Agreement and the Parties’ respective rights and obligations hereunder may not be transferred, conveyed or assigned to any third party without the prior written consent of the other Parties hereto, provided, however, that (i) TopSpin may assign its rights and obligations under this Agreement to any of its Affiliates, provided that this shall be without prejudice to any of Anavid and Ahzakot’s rights herein; (ii) without derogating from (i), following the Closing, TopSpin and the Company may assign their respective rights and obligations under this Agreement to any Person owning or acquiring all or substantially all the assets of TopSpin or the Company, as applicable, (including this Agreement) or into which TopSpin or the Company, as applicable, shall merge, whether by operation of law or otherwise, provided that this shall be without prejudice to any of Anavid and Ahzakot’s rights herein; and (iii) Anavid may assign its rights (in whole but not in part) to receive payments under Sections 11.6 and 11.7 to Ahzakot Upituach through a written notice to the Company and TopSpin, subject to Ahzakot Upituach’s written consent (a copy of which shall be delivered to the Company) and delivery of a written approval of Bank Leumi (or any other Person in favor of which payments under Sections 11.6 and 11.7 are charged), and in such case the provisions of this Agreement governing the royalty payments under Sections 11.6 and 11.7 shall continue to apply mutatis mutandis viz. Ahzakot Upituach, including, without limitation, rights to make deductions and the deemed payment thereof and that all payments shall be made by the Company to Ahzakot Upituach only (unless deducted in accordance with this Agreement). For the removal of doubt, upon such assignment, Anavid shall not have any claims against the Company, TopSpin or their directors, officers and shareholders and their respective successors and assigns with respect to the non-receipt of any royalty payment and nothing herein shall derogate from Section 14 hereof. For the avoidance of doubt, if TopSpin transfers any shares in the Company, it shall be entitled to assign its rights and obligations under this Agreement to the transferee of such shares.

17.	Successors and Assigns

Subject to Section 16, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the Parties.

18.	Parties in Interest
This Agreement shall not be construed as an agreement for the benefit of any third party and none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any).
19.	Expenses
Each Party will bear its respective legal and other expenses in connection with this Agreement and the transactions contemplated by this Agreement.
20.	Blue Pencil
If any court of competent determines that any provision contained in this Agreement including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.
21.	Fulfillment of Obligations in Good Faith
The Parties undertake to take, at any time and from time to time and without further consideration, all actions required for the fulfillment in good faith of the obligations under this Agreement and all transactions contemplated hereby and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
22.	Entire Agreement; Amendments; Attachments
22.1.
This Agreement and all annexes, exhibits and schedules hereto, represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties.

22.2.	The Parties may amend or modify this Agreement, only by a written instrument executed by the Parties.
23.	Severability
Any provision of this Agreement which is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable law shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering any other provision of this Agreement invalid, illegal or unenforceable, provided that such invalidity, illegality or unenforceability does not undermine the purpose and intent of this Agreement.
24.	Delays or Omissions; Waiver
No delay or omission to exercise any right, power, or remedy accruing to any of the Parties upon any breach or default by the other Party under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

25.	Governing Law
This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of Israel (without giving effect to the principles of conflicts of laws). The competent courts of Tel Aviv shall have exclusive jurisdiction upon any dispute arising hereunder, which is not in the authority of the auditor referred to in Section 10.1 and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.
26.	Counterparts
This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which shall be one and the same instrument.
27.	Notices
Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by courier or by registered or certified mail, postage prepaid and return receipt requested, or sent by fax — provided that a hard copy is subsequently immediately delivered in an additional method described above, addressed as follows or to such other address of which a Party may have given notice in accordance with the provisions of this Section:

if to Anavid:	Kibbutz Kiryat Anavim
Israel, 90833
Fax: +972-2-5348881
Attention: Mr. Barak Nir
Reuven Borokovsky & Co.

with a copy to	Mul-T-Lock Park,
(which shall not constitute	Ha’atzmaut Blvd.
notice):	P.O. Box 585,
Yavne, Israel, 81104
Fax: +972-8-942-4359
Attention: Adv. Reuven Borokovsky

if to the Company:	Kibbutz Kiryat Anavim
Israel, 90833
Fax: +972-2- 5348881
Attention: Chairman of the board of directors

if to Ahzakot Upituach:	Kibbutz Kiryat Anavim
Israel, 90833
Fax: +972-2-5348700
Attention: Mr. Barak Nir

with a copy to (which shall not	Reuven Borokovsky & Co.
constitute notice):	Mul-T-Lock Park,
Ha’atzmaut Blvd.
P.O. Box 585,
Yavne, Israel, 81104 Fax: +972-8-942-4359
Attention: Adv. Reuven Borokovsky

if to TopSpin:	TopSpin Medical (Israel) Ltd.
65 Rotshild St.
Tel Aviv
Fax: +972-3-5257368

with a copy to (which shall not	Ori Rosen & Co. 1 Azrieli Center
constitute notice):	(Round Building Fl. 32)
Tel Aviv
Fax: +972-3-607-4700
Attention: Adv. Ori Rosen
Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) three (3) Business Days after being sent, if sent by courier; (c) seven (7) Business Days after being sent, if sent by registered or certified mail as stated above, or (d) one (1) Business Day following transmission and electronic confirmation of receipt after being sent, if sent by fax (with a hard copy to follow as stated above).

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

Anavid Insulation Products Kiryat Anavim Agricultural Cooperative Ltd.		Kiryat Anavim — Silicon Technologies Ltd.

By:	/s/ Barak Nir Name: Barak Nir	By:	/s/ Barak Nir Name: Barak Nir

By:	/s/ Arie Paz Name: Arie Paz	By:	/s/ Arie Paz Name: Arie Paz

TopSpin Medical (Israel) Ltd.

By:	/s/ Ehud-Moshe Gilboa Name: Ehud-Moshe Gilboa

By:	/s/ Eldad Yehiely Name: Eldad Yehiely

Ahzakot Upituach Qiryat Anavim Agudah Shitufit Haklait Ltd.

By:	/s/ Barak Nir Name: Barak Nir

By:	/s/ Arie Paz Name: Arie Paz